UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                                  CENVEO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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


                                   CENVEO NEWS

                                 "CEO HOT LINE"

                                MONDAY, AUGUST 29

                            TO LISTEN DIAL [OMITTED]


WHEN YOU LISTEN TO JIM'S LATEST MESSAGE YOU'LL HEAR ABOUT HIS VISITS WITH CUSTOMERS, SHAREHOLDERS AND EMPLOYEES. HE TALKS ABOUT THE WAY CENVEO IS DIFFERENTIATING ITSELF FROM COMPETITION IN ORDER TO FOSTER PROFITABLE GROWTH. JIM ALSO SHARES HIS THOUGHTS ABOUT THE UPCOMING SPECIAL SHAREHOLDERS MEETING ON SEPTEMBER 14TH REFERRING TO IT AS "A CROSSROAD" FOR THIS COMPANY.

THIS MESSAGE RUNS JUST OVER 14 MINUTES AND YOU'LL FIND THE LISTENING TIME WORTHWHILE. JIM PLANS TO RECORD AN UPDATE WITHIN THE NEXT TEN DAYS. SO, MAKE PLANS TO LISTEN THIS WEEK.

JIM WANTS TO HEAR FROM YOU.

IF YOU HAVE A QUESTION FOR JIM, PLEASE CALL THE HOT LINE NUMBER BELOW, ASK YOUR QUESTION AND LEAVE YOUR CONTACT INFORMATION. YOU WILL RECEIVE A RESPONSE IN JUST A FEW DAYS.

                        TO ASK A QUESTION DIAL [OMITTED]


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


                                     CENVEO
                          CEO HOT LINE WITH JIM MALONE
                                   TRANSCRIPT


[OMITTED] -

Good afternoon or morning or evening, depending on where you are and when you're listening to this. Thank you for taking the time to spend a few minutes with me. I thought I would do another update on what I've been doing, what I've been seeing and some of the issues that we continue to deal with.

I've been in the last several weeks now, as of Wednesday of next week, I'll be up to 30 plants that I will have visited and obviously been able to see literally several thousands of our employees, and that's a very, very gratifying thing for me to be able to do and try to share with you some of the enthusiasm that I have for this company. And in turn of that, I'm the beneficiary of the feedback that I get from you, and I frankly get a great deal out of being able to see and feel some of the same issues that you want to talk about that I'd like to talk about.

Let's start with our customers. I've had the opportunity to visit and I've had some unpleasant discussions but I've also had some pleasant and productive meetings. I've met with AmEx and those have been some very difficult discussions. However, having said that, I had great discussion and meeting with American Express in New York yesterday, as a matter of fact. I will be meeting with Intuit in California next Tuesday, and I'm having dinner Thursday night in New York with the CEO of Standard Register. And I've met a number of our other customers and


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


delighted to report to you on the enthusiastic support that they have given to what you are doing and to what the company is doing and the strategy that we have of on a go-forward basis.

I've been spending a huge amount of time talking to our shareholders. I'm up to about 37 percent now of our shareholders as we prepare for the September 14th proxy deadline and the special shareholder meeting. And this continues to be a, oh, I don't know if it's fair to characterize it as a fight, but it's certainly a different vision and different point of view that I have for this company and what Mr. Burton and his sons seem to have for the company. And I'm going to try to take a couple minutes here and distill those basic differences as I see them for you to consider, and then I'm going to continue to ask for your support and ask for your vote as we go forward.

But I think the two issues that Burton represents that he wants to do are, one, become the low-cost producer, and two, to sell off a number of the businesses and just continue to cut at the cost. And as all of you know from either talking to me or hearing me talk in our town hall meetings or exchange voice-mails with me as you've called to comment on these comments or my video presentations, cost is something that we have to constantly be aware of. But to me, the opportunity for this company to be at the forefront of the printing and graphics industry is not just cutting costs. That is an important element of it. But what I see is our wide geographic capabilities, the unbelievable technology that we have collectively as a company, again, across the whole road map of what we have, and the intellectual horsepower that resides in this company, as well as the embedded, intrinsic experience and knowledge of the industries that we participate in.


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


And to focus all of that skill just around being quote/unquote "the low-cost producer," I believe misses a huge opportunity for this company to grow and provide a value that has been missing for our owners. And there's no question about, as I've said before, that the last several years' performance has not been anything that any of us are very proud of as a company. That's not to say that in a number of the different units in this company the financial performance and customer service performance has been extraordinary. And for those units where that is the case, you have my undying respect and thanks and gratitude because it's because of that that we're able to move forward with the company and try to create some opportunity. But as a whole, and if you're an owner of this company and own stock of the company, the direction up until recently has not been very good.

Now, the primary focus that I would like for us to continue to drive is the way we differentiate ourselves from our competitors and the way we add value to our customers, and why it's worth money to them to allow us to do more and more and more of their work - not just more of the same kind of work but get back into different elements of things that they are having done on the outside or maybe being done within their own company.

So, in summary, the national and strategic sales effort of utilizing for our customers' benefit all the skill-sets in all the geographies, if you will, that we have is a huge growth machine for this company. But more importantly maybe, or at least as important, is refocusing ourselves on our local customer base. And I cannot overemphasize how important our service to the different businesses in your own locale is. In most instances, I would guess that the capabilities that your individual unit has was built around a customer demand that existed, and I would urge all of you to support that effort to the highest efficiency, to the best quality


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


and the best pricing that we can get for ourselves and for those local customers. And, my goodness, how important it is that we go out and continue to have the local content be the basic building block of our company as we go forward.

So, just to remind you, our top two priorities are focus on our customers' needs both national and local and provide them the highest quality, best service, most complete value-added that we can possibly do, and simultaneously that we focus on operational excellence. And operational excellence does not mean just totally focusing on absolute lowest cost. Lowest cost means lots of things but delivering value is at the lowest cost that makes the most sense to us, and I urge very much that that point of difference. Because cutting yourself to greatness is a portion of a strategy but I've never seen it work in totality, that it needs to be a part of the wider vision and a wider set of values that we can offer our customers and ultimately then drive the value of our company and the return to our owners.

So, I've talked a little bit about the places that I've been and what I'm finding. We've talked about what we need to be doing and continue to do on our customers. I've talked a little bit about the proxy and our point of difference, and I guess maybe just a few minutes here on the September 14th meeting. That's arguable one of the most important days in the history of this company. I believe it is a crossroads kind of meeting and it's a vote on which direction the company will take, and I believe it has a huge amount to do and a huge impact on your lives and the lives of your family and the opportunities that you'll have. Most of all, I want you to cast your vote, and obviously I'd be pretty foolish if I didn't tell you that I was soliciting your vote. And all of you that have a bit of ownership in this company, I'd urge you to vote and, frankly, on the behalf of all of us, I urge you to vote the gold proxy card for the company's position and proposition.


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


So I've enjoyed being able to respond to your questions that you come into the 800 number. To the best of my knowledge, every single one of those calls has been returned and has been responded to, and I think that that's an important part of this dialogue, an important part of continuing to communicate with all of you and, frankly, it gives me a very important insight as to what's going on in the company and how I can continue to be helpful.

One last thought on the proxy fight. It's clear to me that we have gained a huge amount of momentum. When we started this process I think that Mr. Burton and his colleagues felt like and probably did have the votes they needed to take over, for he and his sons to take over control. Oh, and by the way, the headmaster of one of his kid's school thinks he'd make a great board member. But anyway, the momentum, I believe, has changed dramatically. There's not one single one of the owners that we have been in front of who we haven't moved at least to the center of the pivot point, whereas maybe they were totally in support of changing out what was going on. I believe we've got more and more people focusing on not the last two years of history but let's talk about what's happened in the last six to eight weeks. Let's talk about the focus of the company. Let's talk about the energy and the ability now of the local people to do what needs to be done to drive profitable business into this company.

And I think it's having an impact. I'd be lying to you if I thought that, if I told you that we're definitely going to win. I think it's still very, very much up in the air. And every single vote counts and I truly believe that we can and will prevail but I'm not going to believe that until we have voted, we have counted every last vote on the day of the election. That's truly when it will be decided. About 40 or 45


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


percent of our company is owned by hedge funds or Arbs and those people traditionally, one, change their minds and change their votes, and two, don't do it until the very last moment. So, any rumors that you might hear to the contrary, this thing will inevitably go down to the last day.

And I hope you'll call me with your questions and I hope you have a great weekend and thanks for listening.

(END)


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


IMPORTANT INFORMATION

On August 5, 2005, Cenveo, Inc. filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A in connection with a special meeting of its shareholders. CENVEO'S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Free copies of the definitive proxy statement are available at the SEC's web site at www.sec.gov, at the Cenveo's web site at www.cenveo.com, or by directing requests to Cenveo's proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888 750-5834.